UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

GlobeTel Communications Corp.
(Exact name of Registrant as specified in its charter)

Delaware	88-0292161
(State of Incorporation)	(IRS Employer Identification Number)

444 Brickell Avenue, Suite 522, Miami, Florida	33131
(Address of Principal Executive Offices	(Zip Code)

2003 Employee Benefit Plan
(Full title of the plan)

(305) 579-9922
(Issuer's Telephone Number)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 7
Exhibit Index begins on sequentially numbered page: 4

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.00001	5,000,000	$0.03(1)	$150,000	$13.80
(1) Estimated solely for the purpose of calculating the registration fee, based on the closing bid price of the Registrant's Common Stock on July 16, 2003.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

            The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

            The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

            The Registrant's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2002, June 30, 3002, September 30, 2002 and March 31, 2003, as filed with the Commission.
The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Commission.
The description of the Registrant's Common Stock is set forth in the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on June 21, 2002.

            All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

            The Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article NINTH of the Registrant's Certificate of Incorporation, provides:

The Registrant shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of State of Delaware, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall power to indemnify under said provisions from and against all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Registrant. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article EIGHTH of the Registrant's Certificate of Incorporation, provides:

No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5	Opinion of Thomas J. Craft, Jr., P.A., regarding legality of the securities filed herewith.
23.1	Consent of Thomas J. Craft, Jr., P.A., contained in Exhibit 5 filed herewith.
23.2	Consent of Dohan and Company, PA, Certified Public Accountants.
99.1	GlobeTel Communications Corp. 2003 Employee Benefit Plan

ITEM 9. UNDERTAKINGS
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this July 17, 2003.

GlobeTel Communications Corp.
/s/ Jerrold Hinton
President and Director

Exhibit 5

Thomas J. Craft, Jr., P.A.
102 Seaview Avenue
Palm Beach, FL 33480
Phone: (561) 833-9570 Fax: (561) 833-9570

July 17, 2003
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:	GlobeTel Communications Corp.
Commission File No. 0-2353
Registration Statement on Form S-8

Gentlemen:

I have been requested by GlobeTel Communications Corp. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 5,000,000 shares of common stock to be registered under the Registrant's 2003 Employee Benefit Plan.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr., P.A.

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)

Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation, by reference in this Form S-8 Registration Statement of our report dated March 18, 2003 except for Note 3, as to which the date is April 17, 2003, included in the GlobeTel Communications Corp. (f/k/a American Diversified Group, Inc.), Form 10-KSB for the year ended December 31, 2002, and to all references to our Firm included in this Form S-8 Registration Statement.

DOHAN AND COMPANY, PA Certified Public Accountants

July 17, 2003